Exhibit 5

BOSTON    CONNECTICUT    NEW JERSEY    NEW YORK    WASHINGTON, D.C.

DAY PITNEY LLP
Attorneys at Law

7 Times Square
New York, NY 10036-7311
T: (212) 297 5800 F: (212) 916 2940
info@daypitney.com

January 29, 2009

1st Constitution Bancorp
2650 Route 130 North
Cranbury, New Jersey 08512

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by 1st Constitution Bancorp (the “Company”) relating to (1) a ten-year warrant to purchase 210,233 shares of the Company’s Common Stock, no par value (“Warrant”), as adjusted, in accordance with the terms and conditions of the Warrant, from 200,222 shares of Common Stock to reflect a 5% stock dividend payable on February 2, 2009 to holders of record of Common Stock as of January 20, 2009 (the “2009 Stock Dividend”), and (2) 210,233 shares of the Company’s Common Stock, no par value, issuable upon the exercise of the Warrant (“Common Stock”), as adjusted for the 2009 Stock Dividend.  The Warrant was issued by the Company to the U.S. Department of Treasury pursuant to a Letter Agreement and a Securities Purchase Agreement attached thereto (together, the “Letter Agreement”), dated as of December 23, 2008, in connection with the Troubled Asset Relief Program Capital Purchase Program.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.        The Warrant has been duly authorized and constitutes a valid and binding obligation of the Company; and

2.        The Common Stock to be issued by the Company upon the exercise of the Warrant has been duly authorized and, when issued in accordance with the terms of the Warrant, including provisions contained in the Letter Agreement to the extent referred to in the Warrant, and the Registration Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the applicable federal laws of the United States and the laws of the State of New Jersey.  We express no opinion as to the effect of the law of any other jurisdiction.  The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same.  The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement such opinions should such law be changed by legislative action, judicial action or otherwise.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Day Pitney LLP

DAY PITNEY LLP